Execution Version

EXHIBIT 10.7.15

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Release”), is entered into as of December 17, 2010 by and between Par Pharmaceutical, Inc., a Delaware corporation (the “Company”), and John A. MacPhee, a resident of the State of New Jersey (“Employee”).  The Effective Date of this Release shall be as set forth in Section 6 herein.

RECITALS

WHEREAS, Employee has been employed by the Company in high level executive positions;

WHEREAS, Employee and the Company have agreed to discontinue the employment relationship effective as of January 31, 2011;

WHEREAS, Employee signed an Employment Agreement with the Company on March 6, 2008, as amended by an Amendment to Employment Agreement, dated March 4, 2009 (the “Employment Agreement”) in which Employee agreed that all payments and benefits upon his separation from the Company were contingent upon his execution of a release for the benefit of the Company within thirty (30) days after the date of separation; and

WHEREAS, as a result of Employee’s separation from the Company, the parties wish to fully and finally resolve all issues concerning Employee’s employment relationship with the Company and to reiterate certain terms contained in the Employment Agreement.

NOW, IN CONSIDERATION of the mutual promises and covenants in the Employment Agreement and this Release, the sufficiency of which Employee acknowledges, the parties agree as follows:

OPERATIVE PROVISIONS

Section 1.      Separation of Employment.  The Company and Employee agree that Employee shall separate from the Company effective at the end of business on January 31, 2011 (the “Separation Date”), such separation of employment with the Company occurring pursuant to Section 3.2.5 of the Employment Agreement by and between the parties.  Employee’s employment obligations to the Company shall be deemed satisfied so long as Employee makes himself available to perform services for the Company reasonably related to his position with the Company and the transition of the responsibilities of his position with the Company.

Section 2.      Pay, Benefits and Stock Options Upon Separation.

(a) Separation Pay.  On account of Employee’s separation from the Company and provided Employee remains employed through the Separation Date, the Company shall pay Employee the severance amount of seven hundred fifty thousand dollars ($750,000.00) (the “Severance Amount”) in installments and with interest in the manner detailed in Section 3.3.2 of the Employment Agreement.  For purposes of clarification, the “Severance Delayed Payment Date” (as defined in Section 3.3.2 of the Employment Agreement) shall be August 1, 2011, and subsequent installment payments shall be made on a semimonthly basis thereafter through February 2013.  The installments shall be subject to all appropriate federal and state withholding and employment taxes.

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(b)      Benefits/Termination.  In accordance with the terms of the Employment Agreement and applicable law, Employee will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his insurance coverage.  In the event that Employee elects COBRA coverage, the Company will pay Employee taxable, bi-weekly installment payments equal to one-half of the applicable COBRA premium, in accordance with the Company’s payroll practices, for the period during which Employee maintains health care coverage in accordance with COBRA (and in no event will the Company make more than thirty-six (36) such installment payments), with the initial bi-weekly installment commencing on March 15, 2011.  Except as provided herein, the Company will have no obligation to Employee under Section 3.3.6 of the Employment Agreement.

(c)      Equity Awards.  Notwithstanding the Employment Agreement or any provision of an applicable equity plan or equity award agreement and provided Employee remains employed through the Separation Date, Employee’s unvested equity awards shall vest or be forfeited, as applicable, as set forth below:

(1)    Employee’s 5,400 shares of currently unvested restricted stock awarded on December 20, 2006 and scheduled to vest on December 20, 2010 shall vest on such date.

(2)    Employee’s 5,175 shares of currently unvested restricted stock awarded on March 22, 2007 and scheduled to vest on March 22, 2011 shall vest on the Separation Date.

(3)    Employee’s 6,080 shares of currently unvested restricted stock awarded on January 11, 2008 and scheduled to partially vest on January 11, 2011 shall partially vest in the amount of 3,040 shares on January 11, 2011 and the remaining 3,040 shares shall vest on the Separation Date.

(4)    Employee’s 24,689 shares of currently unvested performance-based restricted stock awarded on January 11, 2008 and any earned premium which may vest according to the terms of Employee’s 2008 Award Agreement on January 11, 2011 shall vest, if earned, on such date.

(5)    Employee’s 15,164 shares of currently unvested retention-based restricted stock awarded on November 18, 2008 and scheduled to vest on November 18, 2011 shall partially vest in the amount of 2,527 shares on the Separation Date and the remaining 12,637 shares shall be forfeited on the Separation Date.

(6)    Employee’s 11,729 shares of currently unvested restricted stock awarded on January 4, 2010 and scheduled to partially vest on January 4, 2011 shall partially vest in the amount of 2,932 shares on January 4, 2011 and the remaining 8,797 shares shall be forfeited on the Separation Date.

(7)    Employee’s currently unvested options for 2,700 shares of common stock awarded on March 22, 2007 and scheduled to vest on March 22, 2011 shall vest on the Separation Date.  Employee shall have twenty-four (24) months from the Separation Date to exercise all vested options granted on March 22, 2007.

(8)    Employee’s currently unvested retention-based options for 34,290 shares of common stock awarded on November 18, 2008 and scheduled to vest on November 18, 2011 shall partially vest in the amount of options to purchase 5,715 shares of common stock on January 8, 2011 and the remaining options to purchase 28,575 shares of common stock shall be forfeited as of the Separation Date.  Employee shall have three (3) months from the Separation Date to exercise all vested options granted on November 18, 2008.

(9)    Employee’s currently unvested options to purchase 74,656 shares of common stock awarded on January 8, 2009 and scheduled to partially vest on January 8, 2011 shall partially vest in the amount of options to purchase 24,885 shares of common stock on January 8, 2011 and the remaining options to purchase 49,771 shares of common stock shall be forfeited on the Separation Date.  Employee shall have three (3) months from the Separation Date to exercise all vested options granted on January 8, 2009.

(10)    Employee’s currently unvested options to purchase 23,457 shares of common stock awarded on January 4, 2010 and scheduled to partially vest on January 4, 2011 shall partially vest in the amount of options to purchase 5,864 shares of common stock on January 4, 2011 and the remaining options to purchase 17,593 shares of common stock shall be forfeited on the Separation Date.  Employee shall have three (3) months from the Separation Date to exercise all vested options granted on January 4, 2010.

(d)    Unused Vacation.  The Company shall pay Employee two (2) weeks of accrued vacation days in accordance with the Company’s vacation policy.

(e)    Reimbursement of Expenses.  The Company will reimburse Employee for all unpaid expenses due and owing Employee as of the Separation Date in accordance with Company policy.

(f)    No Other Payments.  Employee acknowledges and agrees that subject to and including those payments referenced herein, he has been paid in full for all work performed, and has received reimbursement for all business expenses, and is entitled to no further payments or bonuses from the Company whatsoever for services rendered or any other reason, except as set forth herein.

(g)    Payment Terms.  In accordance with and subject to the covenants contained in the Employment Agreement, the payments and benefits contained in this Section 2 are contingent upon Employee’s continued compliance with the continuing terms of the Employment Agreement, as referenced in Sections 7 through 9 herein.

(h)    Recovery of Compensation in Certain Circumstances.  Notwithstanding any other provision of this Agreement, if the Company determines that it is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, Employee shall be required to reimburse the Company for any bonus, equity awards or other incentive compensation received by Employee to the extent required by and otherwise in accordance with applicable law.

Section 3.      Consideration.

(a)    No Disparagement.  Employee agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to the Company, its past, present and future officers, directors, agents, employees or representatives.  The Company agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to Employee.  Nothing in this Section 3 shall be construed as prohibiting the Company from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by the Company in connection with any legal proceeding, filing with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, or as otherwise required by law.

(b)    Sufficiency of Consideration; No Admission of Liability.  The parties agree that the consideration paid to Employee by the terms of this Release is good and sufficient consideration for this Release.  Employee acknowledges that neither this Release, nor any of the payments or benefits tendered in conjunction herewith, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by the Company.

Section 4.      General Release and Waiver of Claims.

(a)    Solely in connection with Employee’s employment relationship with the Company, in accordance with the terms of the Employment Agreement, and in consideration of the additional promises and covenants made by the Company in this Release, Employee hereby knowingly and voluntarily compromises, settles and releases the Company and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns, from any and all past or present claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the date of Employee’s execution of this Release.  The released claims include those Employee may have or has against the Company, or which may later accrue to or be acquired by Employee against the Company and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past and present officers, directors, shareholders, agents, and employees, and their heirs and assigns, whether directly or indirectly related to the employment relationship between the parties or not.  Such release shall not constitute a waiver of the Employee’s right to indemnification which may be provided to him pursuant to the terms and conditions of any policy or bylaw of the Company in effect on the Separation Date.

(b)    By way of specification, but not of limitation, Employee specifically agrees to release and waive all claims for wrongful termination any claim for retaliation or discrimination in employment under federal, state or local law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of The Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; Section 1981 of the Civil Rights Act of 1866, as amended; The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (ADEA); the Fair Labor Standards Act, 29 U.S.C. §201 et seq. (FLSA) (to the extent permitted by law); the Lilly Ledbetter Fair Pay Act; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. (FMLA); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (ADA); the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Employee Retirement

Income Security Act of 1974, 29 U.S.C. §1001 et seq. (ERISA); the National Labor Relations Act, 29 U.S.C. §151 et seq. (NLRA); the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. (NJFLA); The New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1 et seq. (to the extent permitted by law); the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq.; as well as any and all common law claims for compensatory and punitive damages and attorneys' fees, costs or other expenses.

(c)    Employee agrees to deliver on the Separation Date a release substantially similar to this Section 4 covering claims up to and including the Separation Date.

Section 5.      Covenant Not to Sue.

(a)    Employee represents and agrees that Employee has not filed any lawsuits or arbitrations against the Company, or filed or caused to be filed any charges or complaints against the Company with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization.

(b)    Employee agrees, not inconsistent with EEOC Enforcement Guidance on Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved the Company, and that occurred up to and including the date of Employee’s execution of this Release, other than those non-employment-related counterclaims that Employee might assert against the Company if the Company were to sue Employee, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Release.

(c)    Nothing in this Release shall prevent Employee from (i) commencing an action or proceeding to enforce this Release, or (ii) exercising Employee’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of Employee’s waiver of ADEA claims set forth in this Release.

Section 6.     Consideration and Revocation Periods; Effective Date.  Employee understands and acknowledges that the ADEA requires the Company to provide Employee with at least twenty one (21) calendar days to consider this Release (the “Consideration Period”) prior to its execution.  Employee also understands that he is entitled to revoke this Release at any time during the seven (7) days following Employee’s execution of this Release (the “Revocation Period”) by notifying the Company in writing of his revocation. This Release shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of Employee’s revocation has been delivered to the Company (the “Effective Date”).

Section 7.      Non-Disclosure Covenant.  Employee acknowledges and agrees that he remains subject to the non-disclosure of Confidential Information (as defined in the Employment Agreement) covenant contained in Section 4.2 of the Employment Agreement following the Separation Date.

Section 8.      Non-Solicitation Covenant.  Employee acknowledges and agrees that he remains subject to the non-solicitation covenant contained in Section 4.3 of the Employment Agreement following the Separation Date; provided that the parties hereby agree that such covenant shall not apply to prospective customers.

Section 9.      Non-Competition Covenant.  The parties agree that following the Separation Date, Employee will not be subject to the Non-Competition restrictive covenant contained in Section 4.4 of the Employment Agreement.  Notwithstanding the foregoing, Employee acknowledges and agrees that he will remain subject to the other restrictive covenants contained in Section 4 of the Employment Agreement and as otherwise contained herein following the Separation Date.

Section 10.      Confidentiality.  Employee agrees to keep the facts surrounding the negotiation and execution of this Release completely confidential, except that Employee may discuss this Release with Employee’s attorney, accountant, or other professional person who may assist Employee in evaluating, reviewing, or negotiating this Release, and as otherwise permitted or required under applicable law.  Employee understands and agrees that his disclosure of the terms of this Release contrary to the terms set forth herein will constitute a breach of this Release; provided that Employee may disclose the existence of his non-solicitation covenant to a successor employer or potential successor employer.

Section 11.      Return of Company Property.  On the Separation Date or any earlier date directed by the Company, Employee agrees to deliver forthwith to the Company all of the Company’s property in his possession or under his custody and control, including but not limited to all keys, and tangible items, notebooks, documents, records and other data relating to research or experiments conducted by any person relating to the products, formulas, formulations, processes or methods of manufacture of the Company, and to its customers and pricing of products.

Section 12.      Continued Availability and Cooperation.

(a)   Following the Separation Date, Employee agrees as follows:

(1)    Employee will make himself reasonably available to the Company either by telephone or, if reasonably necessary, in person upon reasonable advance notice, to assist the Company in connection with any matter relating to services performed by him on behalf of the Company prior to the Separation Date.

(2)    Employee further agrees that he will take reasonable actions to cooperate fully with the Company in relation to any investigation or hearing with the SEC or any other governmental agency, as well as in the defense or prosecution of any claims or actions now in existence, including but not limited to ongoing commercial litigation matters, shareholder derivative actions, and class action law suits, or which may be brought or threatened in the future against or on behalf of the Company, its directors, shareholders, officers, or employees.

(3)    Employee will take reasonable actions to cooperate in connection with such claims or actions referred to above including, without limitation, his being available to meet with the Company to prepare for any proceeding (including depositions, fact-findings, arbitrations or trials), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.

(4)    Employee further agrees that should he be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to the Company in connection with any claims or legal proceedings against the Company, he will promptly notify the Company of that fact in writing. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

(5)    Notwithstanding the provisions herein, Employee acknowledges that his cooperation obligation requires him to participate truthfully and accurately in all matters contemplated under this Section.

(b)    Following the Separation Date, the Company agrees to continue paying for counsel for Employee in connection with the Department of Justice investigation of the Company’s promotional activities with respect to Megace® ES consistent with applicable law and the Company’s bylaws, provided that Employees complies with his obligations hereunder.

Section 13.      Injunctive Relief.  In accordance with the terms of the Employment Agreement, Employee acknowledges that his failure to abide by Sections 7, 8, 9 and 10 of this Release will result in immediate and irreparable damage to the Company and will entitle the Company to injunctive relief from a court having appropriate jurisdiction.

Section 14.      Representation by Attorney.  Employee acknowledges that he has been given the opportunity to be represented by independent counsel in reviewing this Release, whether at the time of execution or in conjunction with execution of his Employment Agreement, and that Employee understands the provisions of this Release and knowingly and voluntarily agrees to be bound by them.

Section 15.      No Reliance Upon Representations.  Employee hereby represents and acknowledges that in executing this Release, Employee does not rely and has not relied upon any representation or statement made by the Company or by any of the Company’s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Release other than as set forth in this Release.

Section 16.      Tax Advice.

(a)    The Company makes no representations regarding the federal or state tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Code Section 409A and the Patient Protection and Affordable Care Act of 2010, incurred by Employee which in any way arises out of or is related to said payments or benefits.  With the exception of the regular payroll deductions for federal and state withholding and employment taxes, Employee agrees that it shall be his sole responsibility to pay any amount that may be due and owing as federal or state taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Code Section 409A, arising out of the payments or benefits provided for herein.

(b)    Employee agrees and understands that he is not relying upon the Company or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Release.  Employee agrees that he is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Code Section 409A, and for paying taxes, if any, that he may owe with respect to such payments or benefits, and Employee agrees to hold harmless and indemnify the Company with respect to any liabilities incurred by the Company, including taxes, penalties and interest, which are the direct result of Employee’s failure to properly pay any taxes.

(c)    Notwithstanding the foregoing provisions of subsections (a) or (b) of this Section 16, the Company agrees to reimburse Employee for any additional taxes, penalties or interest incurred by Employee under Code Section 409A(a)(1)(B) (“409A Taxes”), including a gross-up payment covering Employee’s taxes on such reimbursement, where the 409A Taxes are the direct result of the Company’s failure to comply with the operational or documentary requirements of Code Section 409A.  Employee agrees to provide notice of payment of any such 409A Taxes within thirty (30) days of making such payment and the Company’s reimbursement shall be made within thirty (30) days following such notice.

(d)    Employee and the Company further agree that they and their attorneys will give mutual notice of any such claims.  Employee agrees that he will cooperate in the defense of all claims arising out of or relating to Employee’s reporting of the payments made or benefits received hereunder.  In any action commenced against Employee to enforce the provisions of this paragraph, the Company and its attorneys shall be entitled to recover their attorneys’ fees, costs, disbursements, and the like incurred in prosecuting the action.

Section 17.      Employment Agreement.  The parties acknowledge and agree that all pertinent terms of the Employment Agreement (as amended herein) shall remain in full force and effect and are enforceable, to the extent any such terms therein survive or govern the period after the employment term set forth in that Employment Agreement.  The event of revocation of this Release in accordance with Section 6 herein in no way affects the validity or enforceability of the Employment Agreement (except as and to the extent amended herein); and in the event of revocation, to the extent any pertinent terms of this Release reiterate or confirm the terms of the Employment Agreement, the Employment Agreement shall govern.

Section 18.      Entire Agreement.  When read in conjunction with the Employment Agreement, this Release constitutes the entire agreement between the parties relating to Employee’s separation from and release of employment-related claims against the Company, and it shall not be modified except in writing signed by the party to be bound.

Section 19.      Severability.  If a court finds any provision of this Release invalid or unenforceable as applied to any circumstance, the remainder of this Release and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

Section 20.      Execution in Counterparts.  This Release may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same Release (and all signatures need not appear on any one counterpart), and this Release shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

Section 21.      Governing Law and Jurisdiction.  This Release shall be governed by the laws of the State of New Jersey and any claims hereunder shall be pursued in the state or federal courts located in the State of New Jersey.

Section 22.      Construction.  The terms and language of this Release are the result of arm’s length negotiations between both parties hereto and their attorneys.  Consequently, there shall be no presumption that any ambiguity in this Release should be resolved in favor of one party and against another.  Any controversy concerning the construction of this Release shall be decided neutrally without regard to authorship.

Section 23.      Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Release.

Section 24.      Binding Effect; Successors and Assigns.  Employee may not delegate any of his duties or assign his rights hereunder. This Release shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Section 25.      Waiver.  The failure of either of the parties hereto to at any time enforce any of the provisions of this Release shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Release or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Release. No waiver of any breach of any of the provisions of this Release shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

Section 26.      Capacity.  Employee and the Company hereby represent and warrant to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Release, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Release is his or its valid and binding obligation in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

Execution Version

IN WITNESS WHEREOF, the Company and Employee have executed this Release as of the date set forth in the first paragraph hereof.

PAR PHARMACEUTICAL, INC.

By:  /s/ Patrick G. LePore

Name: Patrick G. LePore

Title:  Chairman, CEO and President

EMPLOYEE

/s/ John A. MacPhee

John A. MacPhee

[Signature Page to Separation Agreement and Release]